Exhibit 99.1

MAXIMUS ANNOUNCES THE PLANNED RETIREMENT OF DAVID MASTRAN AND
THE APPOINTMENT OF LYNN DAVENPORT AS CHIEF EXECUTIVE OFFICER

(RESTON, VA – August 17, 2004) – MAXIMUS (NYSE: MMS), a leading provider of consulting, health and human services program management, and information technology services to government, today announced that David V. Mastran, its founder and Chief Executive Officer, will be retiring from the Company and the Board of Directors effective at the end of the current fiscal year, September 30, 2004.  Dr. Mastran will continue as a consultant to the Company to assist with transition matters and special projects.  Lynn P. Davenport, currently Chief Operating Officer of the Company, has been appointed Chief Executive Officer.

Peter Pond, Chairman of the Board, stated, “David Mastran has been a visionary in improving the delivery of government services to millions of citizens.  He founded MAXIMUS 29 years ago with the mission of ‘Helping Government Serve the People’ and proved that government and private industry working closely together provide the most effective means of delivering critical services.  David has been tireless in fulfilling the promise of that vision.  We wish David well in his retirement, and we plan to continue to call on him for his wisdom and guidance in the future.  We are fortunate that David has built a strong management team which will now be under the leadership of Lynn Davenport.  The Board of Directors believes that Lynn has the breadth of experience and an understanding of the MAXIMUS approach to government services to successfully lead the Company.”

“I am pleased to have created an organization that will go on without me,” stated Dr. Mastran.  “There are many great people in the company, including the Board of Directors, and I thank them for their hard work and dedication to our mission.  MAXIMUS is a great company providing a great service to the public with increasing opportunities to do so in the future.”

“I am honored to be taking over the leadership of MAXIMUS,” stated Lynn Davenport.  “David Mastran has been a mentor and inspiration to me during my 13 years with the company.  I am looking forward to continuing to build on the strong foundation he has established.”

MAXIMUS is one of America’s leading government services companies devoted to providing program management, consulting and information technology services.  The Company has more than 5,500 employees located in more than 280 offices in the United States, Canada and Australia.  In 1999, 2001, 2002, and 2003 MAXIMUS was selected by Forbes Magazine as one of the Best 200 Small Companies in America for that year.  MAXIMUS was selected by Business Week Magazine as one of the 100 Best Hot Growth Small Companies in 1999, 2000, 2001, and 2002.  Additionally, MAXIMUS is included in the Russell 2000 Index and the S&P SmallCap 600 Index.

Statements that are not historical facts, including statements about the Company’s confidence and strategies and the Company’s expectations about revenue, results of operations, profitability, future contracts, market opportunities, market demand or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties. These uncertainties could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements and include reliance on government clients; risks associated with government contracting; risks involved in managing government projects; legislative changes and political developments; opposition from government unions; challenges resulting from growth; adverse publicity; and legal, economic, and other risks detailed in Exhibit 99.1 to the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (file number 001-12997).

CONTACTS:

Lisa Miles
Investor Relations
703.251.8637

Rachael Rowland
Public/Media Relations
703.251.8688